Exhibit 10.2
ENTEGRIS, INC.
2017 RSU Award Agreement

In consideration of services rendered to Entegris, Inc. (the “Company”), the Company periodically makes equity incentive awards consisting of restricted stock units with respect to the Company’s Common Stock $0.01 par value (“Stock”) to certain key employees, non-employee directors, consultants or advisors of the Company under the Company’s 2010 Stock Plan (the “Plan”). Any key employee, non-employee director, consultant or advisor (a “Participant”) who receives a restricted stock unit award (the “Award”) is notified either in writing or via email and the Award is credited to the Participant’s account as reflected on the Participant’s Overview tab under the Restricted Stock Plan section on the Morgan Stanley Stock Plan Connect web page found at https://www.stockplanconnect.com. By clicking on the “Accept” button for the Award on the Restricted Stock Plan section in the Overview tab or by otherwise receiving the benefits of the Award, Participant: (i) acknowledges that Participant has received a copy of the Plan, of the related prospectus providing information concerning awards under the Plan and of the Company’s most recent Annual Report on Form 10-K; and (ii) accepts the Award and agrees with the Company that the Award is subject to the terms of the Plan and to the following terms and conditions:
Article I - RSU Award

1.1.
Award Date. This Agreement shall take effect as of the date specified in the Restricted Stock Plan section on the Overview tab as the Award Date provided to you online at www.stockplanconnect.com (the “Award Date”).

1.2.
Restricted Stock Units Subject to Award. The Award consists of that number of restricted stock units (the “RSU”) with respect to the Stock that has been approved for the Award to Participant by the Plan Administrator. Each RSU is equivalent to one share of the Stock. The Participant’s rights to the RSU are subject to the restrictions described in this Agreement and in the Plan (which is incorporated herein by reference with the same effect as if set forth herein in full) in addition to such other restrictions, if any, as may be imposed by law.

1.3.	Meaning of Certain Terms. The term "vest" as used herein with respect to any RSU means the lapsing of the restrictions described herein with respect to such RSU.

1.4.
Nontransferability of RSUs. The RSU acquired by the Participant pursuant to this Agreement shall not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of except as provided below and in the Plan.

1.5.
Forfeiture Risk. If the Participant ceases to be employed or retained by the Company and/or its subsidiaries for any reason any then outstanding and unvested RSU acquired by the Participant hereunder shall be automatically and immediately forfeited. The Participant hereby appoints the Company as the attorney-in-fact of the Participant to take such actions as may be necessary or appropriate to effectuate the cancellation of a forfeited RSU.

1.6.	Vesting of RSUs. The RSU acquired hereunder shall vest in accordance with the provisions of this Article I, Section 1.6 and applicable provisions of the Plan, as follows:

•	25% of the RSUs vest on and after February 19, 2018;

•	an additional 25% of the RSUs vest on and after February 19, 2019;

•	an additional 25% of the RSUs vest on and after February 19, 2020; and

•	the final 25% of the RSUs vest on and after February 19, 2021.
Notwithstanding the foregoing, no RSU shall vest on any vesting date specified above unless: (A) the Participant is then, and since the Award Date has continuously been, employed or retained by the Company or its subsidiaries; and (B) the Participant has fulfilled the obligations specified in Section 1.9 below. Upon vesting each RSU shall entitle Participant to receive one share of Stock.

1.7.
No Dividends, etc.. The Participant shall not be entitled: (i) to receive any dividends or other distributions paid with respect to the Stock to which the RSU relates, or (ii) to vote any Stock with respect to which the RSU relates.

1.8.
Sale of Vested Shares. The Participant understands that Participant will be free to sell any Stock with respect to which the RSU relates once the RSU has vested, subject to (i) satisfaction of any applicable tax withholding requirements with respect to the vesting of such RSU; (ii) the completion of any administrative steps (for example, but without limitation, the transfer of certificates) that the Company may reasonably impose; and (iii) applicable requirements of federal and state securities laws.

1.9.
Certain Tax Matters. The Participant expressly acknowledges that the award or vesting of the RSU acquired hereunder, may give rise to "wages" subject to withholding. The Participant expressly acknowledges and agrees that Participant’s rights hereunder are subject to Participant promptly paying to the Company all taxes required to be withheld in connection with such award, vesting or payment. Until the Administrator determines otherwise, such payment of Participant’s withholding tax obligations shall be made through net share settlement procedures whereby that number of the vesting shares needed to cover the withholding tax obligation (calculated using the Fair Market Value of the Company’s stock on the date of vest) shall be cancelled to fund the Company’s payment of the withholding tax obligation and the net shares remaining after such cancellation shall be credited to Participant’s account.

Article II - GENERAL PROVISIONS

2.1.
Definitions. Except as otherwise expressly provided, all terms used herein shall have the same meaning as in the Plan. The term “Administrator” means the Management Development & Compensation Committee of the Company’s Board of Directors.

2.2.
Mergers, etc. To the extent that the Participant is not covered by a separate Executive Change In Control Termination Agreement with the Company which contains provisions specifying the treatment of the Award in the event of a change in control as defined therein or in any of the events listed in clauses (i) through (iii) below, in the event of any of (i) a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company's then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company's assets, or (iii) a dissolution or liquidation of the Company (a “Covered Transaction”), all outstanding Awards pursuant to Article I above shall vest and if relevant become exercisable and all deferrals, other than deferrals of amounts that are neither measured by reference to nor payable in shares of Stock, shall be accelerated, immediately prior to the Covered Transaction and upon consummation of such Covered Transaction all Awards then outstanding and requiring exercise shall be forfeited unless assumed by an acquiring or surviving entity or its affiliate as provided in the following sentence. In the event of a Covered Transaction, unless otherwise determined by the Administrator, all Awards that are payable in shares of Stock and that have not been exercised, exchanged or converted, as applicable, shall be converted into and represent the right to receive the consideration to be paid in such Covered Transaction for each share of Stock into which such Award is exercisable, exchangeable or convertible, less the applicable exercise price or purchase price for such Award. In connection with any Covered Transaction in which there is an acquiring or surviving entity, the Administrator may provide for substitute or replacement Awards from, or the assumption of Awards by, the acquiring or surviving entity or its affiliates, any such substitution, replacement or assumption to be on such terms as the Administrator determines, provided that no such replacement or substitution shall diminish in any way the acceleration of Awards provided for in this section.

2.3.
Retirement, etc. If Participant is an employee of the Company and ceases to be an employee due to retirement with the consent of the Administrator, Participant will be entitled to immediate Vesting of all unvested RSUs awarded pursuant to this Agreement. As used herein the term “retirement with the consent of the Administrator” means that Participant’s retirement must be with the consent of the Administrator, which consent may be granted or withheld in the discretion of the Administrator. In the event that Participant ceases to be an employee under circumstances that would otherwise qualify for retirement but the consent of the Administrator has not been granted, then Participant shall not be entitled to the benefits of this Section 2.3.

2.4.
No Understandings as to Employment etc. The Participant further expressly acknowledges that nothing in the Plan or any modification thereto, in the Award or in this Agreement shall constitute or be evidence of any understanding, express or implied, on the part of the Company to employ or retain the Participant for any period or with respect to the terms of the Participant’s employment or to give rise to any right to remain in the service of the Company or of any subsidiary or affiliate of the Company, and the Participant shall remain subject to discharge to the same extent as if the Plan had never been adopted or the Award had never been made.

2.5.
Data Protection Waiver. Participant understands and agrees that in order to process and administer the Award and the Plan, the Company and the Administrator may process personal data and/or sensitive personal information concerning the Participant. Such data and information includes, but is not limited to, the information provided in the Award grant package and any changes thereto, other appropriate personal and financial data about Participant, and information about Participant’s participation in the Plan and transactions under the Plan from time to time. Participant hereby gives his or her explicit consent to the Company and the Administrator to process any such personal data and/or sensitive personal information. Participant also hereby gives his or her explicit consent to the Company and the Administrator to transfer any such personal data and/or sensitive personal data outside the country, in which Participant works or is employed, and to the United States. The legal persons granted access to such Participant personal data are intended to include the Company, the Administrator, the outside plan administrator as selected by the Company from time to time, and any other compensation consultant or person that the Company or the Administrator may deem appropriate for the administration of the Plan or the Award. Participant has been informed of his or her right of access and correction to Participant’s personal data by contacting the Company. Participant also understands that the transfer of the information outlined herein is important to the administration of the Award and the Plan and failure to consent to the transmission of such information may limit or prohibit Participant’s participation under the Plan and/or void the Award.

2.6.
Savings Clause. In the event that Participant is employed or provides services in a jurisdiction where the performance of any term or provision of this Agreement by the Company: (i) will result in a breach or violation of any statute, law, ordinance, regulation, rule, judgment, decree, order or statement of public policy of any court or governmental agency, board, bureau, body, department or authority, or (ii) will result in the creation or imposition of any penalty, charge, restriction, or material adverse effect upon the Company, then any such term or provision shall be null, void and of no effect.

2.7.
Amendment. This Agreement may be amended only by an instrument in writing executed and delivered by the Participant and the Company or by the Company and accepted by the Participant in accordance with the procedures specified in the introductory paragraph hereto.